Brian Smith
ESI
503-672-5760
smithb@esi.com

ESI Selects Allen Muhich To Be Next CFO

PORTLAND, Ore. - December 4, 2017 - Electro Scientific Industries, Inc. (Nasdaq: ESIO), an innovator in laser-based manufacturing solutions for the micro-machining industry, today announced that Allen Muhich, former COO and CFO of ID Experts, will join as CFO and Corporate Secretary of the Company and will succeed Paul Oldham on December 5, 2017.

“On behalf of the entire management team and the Board of Directors, I would like to thank Paul for his dedication and many contributions to ESI over the past ten years. His executive leadership and contributions have been substantial, including helping the Company to navigate through challenging business circumstances. Paul is well respected and regarded throughout ESI and we wish him the very best in his new endeavors,” said Michael Burger, ESI’s president and CEO. “We also wish to welcome Allen to the ESI family. Allen brings to ESI a wealth of experience across various industries and business models, on an international scale. I am confident that with Allen’s leadership we can continue to advance ESI’s growth strategy.”

Prior to his role at ID Experts, Mr. Muhich served as the Chief Financial Officer of Smarsh, Inc. and as the Chief Financial Officer of Radisys Corporation. He also held progressively responsible positions at Merix, a manufacturer of printed circuit boards, and he spent 15 years in financial management at Tektronix and Xerox.

About ESI, Inc.
ESI enables our customers to commercialize technology using precision laser processes. ESI’s solutions produce the industry’s highest quality and throughput, and target the lowest total cost of ownership. ESI is headquartered in Portland, Oregon, with global operations and subsidiaries in Asia, Europe and North America. More information is available at www.esi.com.
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